EXHIBIT 99.1

NEWS

FOR IMMEDIATE RELEASE

Contact: Stephen Tisdell
                  Chief Financial Officer
                  (615) 297-4255 X265
                  stisdell@parking.com

                      CENTRAL PARKING CORPORATION ANNOUNCES
                           RECORD FISCAL 1998 RESULTS

                       OPERATING EARNINGS UP 68% FOR YEAR

NASHVILLE, Tenn. (Dec. 4, 1998) - Central Parking Corporation (NYSE:CPC) today announced record fourth-quarter and full-year results for the periods ended September 30, 1998.

         Total revenues for the fourth quarter ended September 30, 1998, totaled $112.0 million, up 73% compared with $64.8 million in the year-earlier period. Operating earnings for the quarter increased 54% to $12.2 million versus $7.9 million a year ago. Net earnings for the fourth quarter totaled $6.7 million, or $0.23 per diluted share, on 29.7 million weighted average common shares. Earnings for the year-earlier period totaled $6.6 million, or $0.25 per diluted share, on 26.4 million weighted average common shares. Excluding a gain on the sale of property of $1.7 million, or $0.06 per diluted share, after taxes, earnings for the fourth quarter of 1997 amounted to $4.9 million, or $0.19 per diluted share.

         Total revenues for the fiscal year ended September 30, 1998 amounted to $383.2 million, up 74% compared with $220.5 million for fiscal 1997. Operating earnings for fiscal 1998 rose 68% to $46.9 million versus $27.9 million in fiscal 1997. Net earnings for fiscal 1998 totaled $26.6 million, or $0.94 per diluted share, on 28.3 million weighted average common shares. Earnings for fiscal 1997 amounted to $20.2 million, or $0.77 per diluted share, on 26.4 million weighted average common shares. Excluding gains on the sale of property of $1.7 million, or $0.06 per share, after taxes, earnings for fiscal 1997 amounted to $18.5 million, or $0.71 per diluted share.

         The increased number of shares outstanding for the fourth quarter and fiscal year ended September 30, 1998 is due to the public offering of 2.1 million common shares by the Company in March 1998 and the issuance of 954,000 shares in conjunction with three acquisitions. All share and per share results for the year-earlier periods have been adjusted to reflect the 3-for-2 stock split distributed in December 1997.

         "These figures are in line with the announcement we made last week concerning preliminary results for fiscal 1998," remarked Monroe Carell, Jr., Chairman and Chief Executive Officer. "Although we had expected to close fiscal 1998 on a stronger note, we achieved a 32% increase in earnings per share for the year as a whole versus fiscal 1997, excluding real estate transactions. Our progress during the year included year-to-year gains in revenues and operating income in each quarter. Internal growth and acquisitions contributed to a solid 46% increase in the number of parking spaces operated from 699,000 a year ago to 1,023,000. Surpassing the mark of one million spaces was a significant milestone for Central Parking Corporation. That importantly reflects an extension of our long-term record of growth.

         "For the second year in a row, strategic acquisitions played a key role in the our corporate gains. These transactions were headlined by the purchase of Kinney System in February 1998 that added 169,000 spaces and enhanced our competitive position in New York City and several other major cities in the Northeast. Other acquisitions during the year included parking operators in Atlanta, Dallas, San Francisco and Washington, D.C. Our goal continues to be considering additional acquisitions that can broaden our geographic scope both in the United States and internationally.

         "Although parking services continue to account for the majority of our revenues, we are aggressively pursuing the development of other transportation-related services. During fiscal 1999 we will be installing an on-street parking enforcement system in Richmond, Va. similar to the successful program that became operational during fiscal 1998 in Charlotte, N.C. Our international base of on-street parking services has recently expanded to include Dublin, Ireland."

         Carell concluded, "We believe the prospects are excellent for continued growth in fiscal 1999. The continued integration of Kinney Systems and the other operations acquired over the past year offers sound potential for incremental gains over the next several quarters. We also expect to maintain an active marketing effort to expand our operating base.

         "We are committed to closing our pending merger transaction with Allright Holdings, Inc. as expeditiously as possible. As part of this process, we are collecting the information that has been requested by the Department of Justice about this business combination."

         Central Parking Corporation, headquartered in Nashville, Tennessee, is a leading provider of parking services. The Company operates approximately 2,440 parking facilities containing more than 1,023,000 spaces at locations in 35 states, the District of Columbia, Canada, Puerto Rico, the United Kingdom, the Republic of Ireland, Spain, Germany, Malaysia, Chile and Mexico. Central Parking Corporation has a business development office in Amsterdam.

This press release contains projections and other forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. These projections and statements reflect the Company's current views with respect to future events and financial performance. No assurance can be given, however, that these events will occur or that these projections will be achieved and actual results could differ materially from those projected as a result of certain factors. A discussion of these factors is included in the Company's periodic reports filed with the Securities and Exchange Commission.

                           CENTRAL PARKING CORPORATION
                              FINANCIAL HIGHLIGHTS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                              FOURTH QUARTER ENDED
----------------------------------------------------------------------------------------
                                                        SEPTEMBER 30,      SEPTEMBER 30,
                                                            1998               1997
                                                        -------------------------------
Total revenues                                           $ 112,049          $  64,760
Operating earnings                                          12,188              7,908
Other income, net                                            1,479              4,278
Interest income (expense), net                                (305)            (1,009)
Dividend on convertible preferred securities                (1,476)               --
                                                         ----------------------------
Earnings before income taxes                                11,886             11,177
Income taxes                                                 5,194              4,562
                                                         ----------------------------
Net earnings                                             $   6,692          $   6,615
                                                         ============================
Net earnings per share:
    Basic                                                $    0.23          $    0.25
                                                         ============================
    Diluted                                              $    0.23          $    0.25
                                                         ============================
Sales of property and equipment:
    Net gain after taxes                                 $      40          $   1,662
    Net gain per diluted share after taxes               $      --          $    0.06
Weighted average common shares:
    Basic                                                   29,294             26,033
    Diluted                                                 29,734             26,372



                                                                   YEAR ENDED
----------------------------------------------------------------------------------------
                                                        SEPTEMBER 30,      SEPTEMBER 30,
                                                            1998               1997
                                                        --------------------------------
Total revenues                                           $ 383,175          $ 220,454
Operating earnings                                          46,881             27,852
Other income, net                                            5,157              7,300
Interest income (expense), net                              (4,654)            (2,740)
Dividend on convertible preferred securities                (3,160)                --
                                                         ----------------------------
Earnings before income taxes                                44,224             32,412
Income taxes                                                17,614             12,207
                                                         ----------------------------
Net earnings                                             $  26,610          $  20,205
                                                         ============================
Net earnings per share:
    Basic                                                $    0.96          $    0.78
                                                         ============================
    Diluted                                              $    0.94          $    0.77
                                                         ============================
Sales of property and equipment:
    Net gain after taxes                                 $      40          $   1,666
    Net gain per diluted share after taxes               $      --          $    0.06
Weighted average common shares:
    Basic                                                   27,857             25,991
    Diluted                                                 28,326             26,330

* All share and per share results for the three months and year ended September 30, 1997 have been adjusted to reflect the 3-for-2 stock split distributed in December 1997.

                                      -END-